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                                                                  EXHIBIT 2.2(c)

                               AMENDMENT NO. 2 TO

                              SEPARATION AGREEMENT


         THIS AMENDMENT NO. 2 TO SEPARATION AGREEMENT (this "Amendment"), is made effective as of the 28th day of October, 2003, for the purpose of amending, modifying, and terminating that certain Separation Agreement, effective as of November 30, 2002, as amended by that certain Amendment No. 1 to Separation Agreement, effective as of December 23, 2002 (the "Separation Agreement"), by and among Central Freight Lines, Inc., a Texas corporation ("Central Freight"), Central Refrigerated Service, Inc., a Nebraska corporation ("Central Refrigerated"), the Jerry and Vickie Moyes Family Trust, Interstate Equipment Leasing, Inc., an Arizona corporation, and Jerry Moyes individually.

         WHEREAS, pursuant to the terms of the Separation Agreement, Central Freight is required to pay to Central Refrigerated the sum of eight million three hundred forty thousand five hundred fifty dollars ($8,340,550) (the "Separation Payment") following the satisfaction of the following conditions precedent: (1) Central Freight shall have terminated its status as a Subchapter S corporation pursuant to the Internal Revenue Code; and (2) Central Freight shall have consummated its initial public offering of equity securities (the "Conditions Precedent");

         WHEREAS, payment of the Separation Payment is the sole remaining unperformed obligation between the parties under the Separation Agreement; and

         WHEREAS, the parties hereto desire to waive the Conditions Precedent, provide for the payment of the Separation Payment on the date hereof, and thereby terminate the Separation Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Waiver of Conditions. Central Freight hereby agrees to waive the Conditions Precedent and to pay to Central Refrigerated the Separation Payment on the date hereof by wire transfer of immediately available funds.

         2. Release. Subject to its receipt of the Separation Payment, Central Refrigerated hereby agrees to release, acquit, and forever discharge Central Freight, its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns, and affiliates, of and from any and all claims, liabilities, demands, causes of action, and obligations of every kind and nature, in law, equity, or otherwise, arising under the Separation Agreement.

         3. Other Agreements. Nothing contained in this Amendment shall affect any duties or obligations that the parties may have under any contract or arrangement other than the Separation Agreement. Without limiting the generality of the foregoing, this Amendment shall


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not affect any duties or obligations under that certain Indemnification
Agreement effective as of December 31, 2002, by and between Central Freight and Central Refrigerated.

         4. Miscellaneous. This Amendment may not be amended except by an instrument signed by each of the parties hereto. This Amendment constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. This Amendment may be executed via facsimile or otherwise in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



                      [SIGNATURES APPEAR ON FOLLOWING PAGE]




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         IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first above written.



CENTRAL FREIGHT LINES, INC.,                      THE JERRY AND VICKIE MOYES
a Texas corporation                               FAMILY TRUST

                                                  By: /s/ Jerry Moyes
By: /s/ Jeffrey A. Hale                           Name:   Jerry Moyes
Name:   Jeffrey A. Hale                           Title:  Trustee
Title:  Senior Vice President and Chief
        Financial Officer



CENTRAL REFRIGERATED SERVICE,                     INTERSTATE EQUIPMENT LEASING,
INC., a Nebraska corporation                      INC., an Arizona corporation

By: /s/ Robert T. Goates
Name:   Robert Goates                             By: /s/ Jerry Moyes
Title:  Vice President of Finance and             Name:   Jerry Moyes
        Chief Financial Officer                   Title:  President



JERRY MOYES


/s/ Jerry Moyes

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